Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of American Virtual Cloud Technologies, Inc. of our report, dated May 14, 2021, with respect to our audits of the consolidated financial statements of American Virtual Cloud Technologies, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the Successor period April 7, 2020 through December 31, 2020, and the Predecessor periods January 1, 2020 through April 6, 2020 and the year ended December 31, 2019 included in the 2020 Annual Report of American Virtual Cloud Technologies, Inc. on Form 10-K, as amended. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

Melville, NY

July 23, 2021

An Independent Member of Urbach Hacker Young International